Exhibit 107.1

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

IRONWOOD MULTI-STRATEGY FUND LLC
(Name of Subject Company (Issuer))

Transaction Valuation:	$556,112,228 (20% of 1/31/2025 NAV of the Feeder Fund, as defined below) (a)	Amount of Filing Fee:	$0 (b	)

(a)	Calculated as the aggregate maximum value of Units being purchased.

(b)	The Offer is not subject to fees pursuant to the SEC No-Action Letter addressed to the Ironwood Funds and dated April 20, 2017.